Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com
News Release

AMGEN APPOINTS S. OMAR ISHRAK TO

BOARD OF DIRECTORS

THOUSAND OAKS, Calif. (July 29, 2021) – Amgen (NASDAQ:AMGN) today announced the appointment of S. Omar Ishrak to its Board of Directors, effective immediately. Dr. Ishrak will also serve as a member of the Board’s Corporate Responsibility and Compliance Committee and its Compensation and Management Development Committee, effective July 30, 2021. Following the appointment of Dr. Ishrak, the Board will be composed of 12 directors, 11 of whom are independent.

“Omar is an accomplished business leader with deep experience in a fast-paced, technology-driven sector of the healthcare industry,” said Robert A. Bradway, chairman and chief executive officer of Amgen. “I’m confident he will add great value to Amgen as we look to harness advances in science and technology and accelerate our pace of innovation to reach more patients.”

Dr. Ishrak served as chairman and chief executive officer of Medtronic plc, a global medical technology company, from 2011 to 2020. During his tenure, Medtronic launched numerous innovative products, expanded geographically, completed several strategic acquisitions, and strengthened its commitment to social responsibility. Prior to joining Medtronic, Dr. Ishrak held numerous leadership positions at GE Healthcare, serving as president and chief executive officer of GE Healthcare Systems, GE Healthcare Clinical Systems, and GE Healthcare Ultrasound in his more than 15 years with the company.

Dr. Ishrak has been a director of Intel Corporation since 2017 and was named chairman of the board in January 2020. Dr. Ishrak has served as chairman of the board of Compute Health Acquisition Corporation, a special purpose acquisition company, since January 2021.

Dr. Ishrak also serves on the Board of Directors of the Cleveland Clinic and is a member of the Board of Trustees of the Asia Society, an educational organization dedicated to promoting mutual understanding and strong partnerships between Asia and the U.S. Since May 2021, Dr. Ishrak has been a senior advisor to Blackstone Life Sciences, a segment of the Blackstone Group Inc. that invests in the biopharmaceutical and medical technology industries to advance new treatments for patients.

Dr. Ishrak was born in Bangladesh and received his undergraduate degree and doctorate from the University of London, King’s College. He was inducted into the American Institute for Medical and Biological Engineering College of Fellows in 2016, elected as a Fellow of King’s College London in 2017, inducted into the Bakken Society in 2020, and elected to the National Academy of Engineering in 2020.

AMGEN APPOINTS S. OMAR ISHRAK TO BOARD OF DIRECTORS

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

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CONTACT: Amgen, Thousand Oaks

Megan Fox, 805-447-1423 (media)

Trish Rowland, 805-447-5631 (media)